Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tel: 213-486-6546
Email: investor_relations@mflex.com

MFLEX REPORTS FISCAL 2011 SECOND QUARTER RESULTS

Net sales increase 34 percent year-over-year; New smartphone and tablet program wins expected to support continued growth

Anaheim, CA, May 5, 2011 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for the fiscal 2011 second quarter ended March 31, 2011. Net sales in the second quarter of fiscal 2011 were $207.1 million, a 34.4 percent increase from net sales of $154.1 million in the same quarter last year. The increase in net sales was primarily due to new wins for smartphone and tablet programs along with the continued strength of programs the Company won in recent quarters.

Gross margin during the second quarter of fiscal 2011 was 13.4 percent, compared to 14.5 percent for the same period in the prior year. During the fiscal 2011 second quarter, improved operating efficiencies were offset by higher labor costs in China, pricing pressure and an appreciating Chinese Yuan. Second quarter gross margin percentage declined from 14.3 percent in the first quarter of fiscal 2011 primarily due to higher labor costs in China and lower absorption of fixed overhead costs due to lower sales volumes.

GAAP net income for the second quarter of fiscal 2011 was $11.6 million, or $0.48 per diluted share, compared to GAAP net income of $4.9 million, or $0.19 per diluted share, for the same period in fiscal 2010. Included in the fiscal 2010 results was a $1.9 million non-cash, pre-tax impairment charge related to the then planned retirement of certain assets at the Company’s Anaheim facility. Second quarter fiscal 2011 non-GAAP net income was $12.6 million, or $0.52 per diluted share. This compares to non-GAAP net income of $7.0 million, or $0.27 per diluted share in the same period last year. A reconciliation of GAAP net income to non-GAAP net income is provided in the table at the end of this press release.

Cash flows from operating activities for the second quarter of fiscal 2011 were $17.1 million. The Company’s cash and cash equivalents balance at March 31, 2011 was $98.6 million, or $4.05 per diluted share.

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Commenting on the second quarter results, Reza Meshgin, Chief Executive Officer of MFLEX, said, “While we achieved year-over-year net sales growth of 34 percent during the second quarter, we are mindful that the top-line results were slightly below our expected guidance range. During the first two months of the quarter our shipments were in line with our expectations, driven by new program wins for smartphone and tablet devices and the continued strength of existing programs. However, volumes from multiple customers were lower than expected towards the end of the quarter, due partly to the softening of customer orders and the disruptive effect on the electronics supply chain from the earthquake and tsunami in Japan. Despite the impact from the lower manufacturing volumes, gross margin of 13.4 percent was within our expected range.”

Outlook

For the third quarter of fiscal 2011, the Company expects net sales to range between $200 and $220 million. This compares with actual net sales of $181.0 million in the third quarter of the prior year. Gross margin in the third quarter of fiscal 2011 is expected to range between 12 to 13 percent based on the projected sales volume. Continued higher labor costs in China, competitive pricing, the appreciating Chinese Yuan and current utilization rates at the Company’s new manufacturing facility, MFC3, continue to put pressure on gross margins.

Commenting on the Company’s business outlook, Mr. Meshgin noted, “During the third quarter, we expect another period of solid year-over-year growth due to continued demand for our flex assemblies for smartphone and tablet devices. In addition, we have made good progress in our effort to add another new OEM customer and expect the third quarter to benefit from initial sales to this customer. Looking further ahead, in spite of some recent softness in customer demand, we currently expect full year revenue growth of approximately 15 percent. To support our growth going forward, our new state-of-the-art manufacturing facility in Suzhou, China, MFC3, continues to ramp production capacity and we remain on plan to bring our additional assembly manufacturing facility in Chengdu, China online during fiscal 2011.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the second quarter of fiscal 2011. The dial-in number for the call in North America is 1-877-941-1465 and 1-480-629-9644 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

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The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4434715.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; full year net sales projections; net income; cash balances, cash flow, uses of cash and the expected benefits thereof; tax rates; operating expenses; capital expenditures; profitability; gross margins, including factors that could affect gross margins; the Company’s pricing environment; labor costs; foreign exchange rates; yields and yield issues; labor productivity and operating efficiencies; growth and diversification of the Company’s customer base, including the addition of a new key customers and continued sales to current customers; trends regarding the use of flex; demand for the Company’s products, smartphones, tablets and other consumer electronic devices; the Company’s competitive advantages, market opportunities and differentiators; current and upcoming programs, product mix and material content; the Company’s manufacturing capabilities, capacity and ability to ramp-up and expand production of flex and flex assemblies; and plans regarding expansion of the Company’s manufacturing facilities. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking

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statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; the effect of the disasters in Japan; the Company’s ability to develop and deliver new technologies; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations; currency fluctuations; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of competition, pricing pressures and technological advances; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Net sales	$207,070	$154,075	$448,224	$383,574
Cost of sales	179,315	131,772	385,995	324,797

Gross profit	27,755	22,303	62,229	58,777
Operating expenses:
Research and development	2,831	3,462	5,582	6,297
Sales and marketing	6,314	5,855	13,747	12,539
General and administrative	4,618	4,892	9,668	10,775
Impairment and restructuring	—	1,937	—	1,937

Total operating expenses	13,763	16,146	28,997	31,548

Operating income	13,992	6,157	33,232	27,229
Other income (expense), net:
Interest expense	(109)	(269)	(225)	(547)
Interest income	215	116	438	202
Other income (expense), net	246	308	81	498

Income before income taxes	14,344	6,312	33,526	27,382
Provision for income taxes	(2,767)	(1,370)	(6,848)	(6,125)

Net income	$11,577	$4,942	$26,678	$21,257

Net income per share:
Basic	$0.48	$0.19	$1.11	$0.84
Diluted	$0.48	$0.19	$1.10	$0.83
Shares used in computing net income per share:
Basic	24,017	25,433	23,960	25,350
Diluted	24,338	25,776	24,312	25,759

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2011	September 30, 2010
Cash and cash equivalents	$98,617	$99,875
Short-term investments	—	14,991
Accounts receivable, net	150,268	149,469
Inventories	72,244	76,933
Other current assets	15,560	13,712

Total current assets	336,689	354,980
Property, plant and equipment, net	205,012	185,282
Other assets	28,312	22,059

Total assets	$570,013	$562,321

Accounts payable	$128,985	$156,910
Other current liabilities	30,744	32,049

Total current liabilities	159,729	188,959
Other long-term liabilities	14,328	11,830
Stockholders’ equity	395,956	361,532

Total liabilities and stockholders’ equity	$570,013	$562,321

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$11,577	$4,942	$26,678	$21,257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,854	11,697	22,023	23,740
Provision for doubtful accounts and returns	2,571	206	4,635	2,285
Deferred taxes	(38)	(37)	(72)	(125)
Stock-based compensation expense	1,544	1,451	3,187	2,827
Asset impairments	—	1,937	—	1,937
Loss (gain) on disposal of equipment	116	(170)	121	(315)
Changes in operating assets and liabilities	(9,541)	15,441	(35,968)	(3,683)

Net cash provided by operating activities	17,083	35,467	20,604	47,923
Cash flows from investing activities
Sales of investments	—	150	14,991	300
Purchases of property and equipment	(19,154)	(19,216)	(37,481)	(30,925)
Proceeds from sale of equipment	89	208	366	442

Net cash used in investing activities	(19,065)	(18,858)	(22,124)	(30,183)
Cash flows from financing activities
Proceeds from exercise of stock options	1,214	659	1,266	1,604
Repayments of long-term debt	—	(11,144)	—	(11,144)
Tax withholdings for net share settlements of equity awards	(291)	(257)	(1,250)	(1,162)
Repurchase of common stock	—	—	(924)	—

Net cash provided by (used in) financing activities	923	(10,742)	(908)	(10,702)
Effect of exchange rate changes on cash	515	(22)	1,170	61

Net (decrease) increase in cash	(544)	5,845	(1,258)	7,099
Cash and cash equivalents at beginning of period	99,161	140,975	99,875	139,721

Cash and cash equivalents at end of period	$98,617	$146,820	$98,617	$146,820

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Multi-Fineline Electronix, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
GAAP net income	$11,577	$4,942	$26,678	$21,257
Stock-based compensation	1,554	1,376	3,203	2,843
Impairment and restructuring	—	1,937	—	1,937
Income tax effect of non-GAAP adjustments	(501)	(1,287)	(1,058)	(1,807)

Non-GAAP net income	$12,630	$6,968	$28,823	$24,230

GAAP diluted earnings per share	$0.48	$0.19	$1.10	$0.83
Effect of non-GAAP adjustments on diluted earnings per share	0.04	0.08	0.09	0.11

Non-GAAP diluted earnings per share	$0.52	$0.27	$1.19	$0.94

Weighted-average diluted shares used in calculating non-GAAP diluted earnings per share	24,338	25,776	24,312	25,759

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income and non-GAAP diluted earnings per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income and diluted earnings per share in calculating these non-GAAP financial measures, are as follows: (a) stock-based compensation expense; and (b) impairment and restructuring activities, including asset impairments, one-time termination benefits and other restructuring-related costs. Management excludes these amounts when evaluating its core operating activities and for strategic decision making, forecasting future results and believes that evaluating current performance, and excluding such items from MFLEX’s operations provides investors with a more meaningful way of evaluating its current operating performance.

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